Alcoa and subsidiaries                                 EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
            For the three months ended March 31, 1996
                   (in millions, except ratio)

                                                                1996
                                                                ----
Earnings:
   Income before taxes on income                            $  373.0
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                   1.0
   Equity income                                                (8.6)
   Fixed charges                                                40.2
   Proportionate share of income (loss) of 50%-owned
     persons                                                     7.8
   Distributed income of less than 50%-owned persons             -
   Amortization of capitalized interest                          6.2
                                                              ------

      Total earnings                                        $  419.6

Fixed Charges:
   Interest expense:
      Consolidated                                          $   32.3
      Proportionate share of 50%-owned persons                   1.2
                                                              ------
                                                                33.5
                                                              ------

   Amount representative of the interest factor in rents:
      Consolidated                                               6.6
      Proportionate share of 50%-owned persons                    .1
                                                              ------
                                                                 6.7
                                                              ------

   Fixed charges added to earnings                              40.2

   Interest capitalized:
      Consolidated                                                .8
      Proportionate share of 50%-owned persons                   -
                                                              ------
                                                                  .8
                                                              ------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                -
                                                              ------

      Total fixed charges                                   $   41.0
                                                              ======

Ratio of earnings to fixed charges                              10.2
                                                              ======


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